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                                                                 Exhibit (a)(18)

                                                           For Immediate Release




COMSAT SHAREHOLDERS OVERWHELMINGLY APPROVE
PROPOSED MERGER WITH LOCKHEED MARTIN


BETHESDA, Maryland, August 20, 1999 - Shareholders of COMSAT Corporation (NYSE: CQ) today overwhelmingly approved a proposed merger with a subsidiary of Lockheed Martin Corporation (NYSE: LMT). Approximately 99 percent of the total votes cast were in favor of the merger, representing more than 74 percent of COMSAT's total outstanding shares.

Upon obtaining the necessary regulatory approvals and legislative action, the merger can be completed.

"We are gratified by the COMSAT shareholders' endorsement of this transaction," said John V. Sponyoe, chief executive officer of Lockheed Martin Global Telecommunications, the Lockheed Martin subsidiary that will combine with COMSAT. "This completes one major milestone and we eagerly await the day when this merger is completed and a strong new U.S. competitor can join the international telecommunications marketplace."

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CONTACT: Charles Manor, Lockheed Martin Global Telecommunications, 301/581-2720

                                  www.lmgt.com